EXHIBIT 99.1

World Headquarters 6718 W. Plank Rd. Peoria, IL 61604 USA Ph: 309-697-4400 FAX: 309-697-5612

FOR IMMEDIATE RELEASE

For Further Information:
Horace Ward
President and Chief Executive Officer
(309) 633-6886
horace.ward@rohnnet.com

ROHN INDUSTRIES, INC. FILES FOR CHAPTER 11 PROTECTION;
$9.5 MILLION DEBTOR-IN-POSSESSION FINANCING SECURED;
BOARD MEMBERS RESIGN

        PEORIA, IL, September 16, 2003 — ROHN Industries, Inc., (OTCBB: ROHN), (the “Company”) a provider of infrastructure equipment to the telecommunications industry, announced today that the Company and five of its direct and indirect subsidiaries have filed voluntary petitions for Chapter 11 relief in the United States Bankruptcy Court for the Southern District of Indiana (the “Bankruptcy Court”).

        The Company also announced that, concurrent with the Chapter 11 filing, it has entered into a $9.5 million debtor-in-possession (“DIP”) line of credit with the lenders that are party to the Company’s Amended and Restated Credit Agreement, subject to the approval of the Bankruptcy Court, which will include funds that will be rolled forward from the Company’s current credit facility. Subject to the provisions of the Bankruptcy Code, the Company remains in possession of its assets and properties, and continues to operate its business. The Company said that the objective of the Chapter 11 proceeding is to maximize recovery to creditors by facilitating an orderly sale of assets. The Company is currently in discussions with an unrelated third party regarding a proposed sale of the assets of the Company.

        Upon the filing of the bankruptcy petition of the Company, but following the approval by the Board of Directors of the Chapter 11 filing, Stephen Gorman and Jordan Roderick each have resigned from the Board of Directors of the Company. Currently, Horace Ward, the Chief Executive Officer of the Company, is the only remaining director of the Company.

        Commenting on today’s announcement, Mr. Ward said, “Our immediate goal is to stabilize the Company’s financial situation and utilize the Chapter 11 process to enable the Company to conduct normal business operations as the Company works to complete a sale transaction.”

        The Company has retained the Indianapolis law firm of Ice Miller to act as its legal counsel in the bankruptcy proceedings. The Company has also retained Silverman Consulting, a national turnaround consulting firm.

      About the Company

        The Company is a manufacturer and installer of telecommunications infrastructure equipment for the wireless industry. Its products are used in cellular, PCS, radio and television broadcast markets. The Company’s products include towers, poles, related accessories and antennae mounts. The Company also provides design and construction services. The Company has a manufacturing location in Frankfort, IN along with offices in Peoria, IL and Mexico City, Mexico.

        Statements in this press release include “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to, those statements relating to sales and earning expectations, expected demand and other statements of outlook. The Company’s actual results and effects could differ materially from those currently anticipated in our forward-looking statements. Factors and risks that could cause such differences include, but are not limited to: wireless and fiber optic communications industry capital spending; the ability of the Company’s customers to secure adequate financing; elections by customers to terminate or delay previously placed orders; the effects of competition, particularly on pricing and margins; the Company’s implementation of our growth objectives in foreign markets; the Company’s indebtedness, which could restrict its operations, making it more vulnerable to adverse economic conditions and making it more difficult for us to implement its business strategy; liquidity problems that confront or may confront the Company; the Company’s inability to obtain bonding required for certain customer contracts or potential contracts; liabilities arising from an engineering problem with the Company’s internal flange poles and a testing and repair program undertaken by the Company in connection with that problem; unexpected problems and costs the Company may encounter or incur in consolidating our manufacturing operations at its facilities in Frankfort, Indiana; the Company’s Commonwealth of Pennsylvania construction project staying on its currently anticipated schedule; and regulatory changes affecting the industry in which the Company operates. The cautionary statement contained in Exhibit 99.1 to the Company’s Form 10-K for the year ended December 31, 2002 is incorporated herein by reference. Forward-looking statements are given as of the date of this release and the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.